Exhibit 99.1

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XM SATELLITE RADIO HOLDINGS INC. ANNOUNCES THIRD QUARTER 2006 RESULTS

Quarterly Revenue Increases 57 Percent Year Over Year

Net Loss Reduced by 36 Percent Over 3Q 2005

Subscribers Increase 43 Percent Year Over Year

Washington D.C., November 6, 2006 — XM Satellite Radio Holdings Inc. (Nasdaq: XMSR) today announced that third quarter 2006 revenue increased by 57 percent year over year to approximately $240 million. Net loss for the quarter reduced 36 percent to $84 million from the third quarter 2005. XM ended the third quarter with 7.185 million subscribers, an increase of 43 percent over the prior year’s third quarter.

“The more than 2.8 million gross subscriber additions year to date underscore the demand for XM,” said Hugh Panero, CEO, XM Satellite Radio. “With significant growth in revenue and narrowing losses we are on track for positive cash flow from operations in the fourth quarter of this year.”

XM reported revenue of approximately $240 million, an increase of 57 percent from the $153 million reported in the third quarter 2005. This increase in revenue was driven by subscriber growth year over year, and increases in average revenue per subscriber.

XM’s net loss for the third quarter of 2006 was $84 million compared to a net loss of $132 million during the third quarter of 2005, a 36 percent improvement. For the third quarter of 2006, the adjusted EBITDA loss (non-GAAP) substantially improved to a loss of just $2 million versus an adjusted EBITDA loss of $70 million in the third quarter of 2005. The primary differences between net loss and adjusted EBITDA are non-operating amounts and certain operating non-cash charges. For a full reconciliation of our net loss to adjusted EBITDA, see the attached financial schedules.

For the third quarter 2006, XM recorded gross subscriber additions of 868,007 and net subscriber additions of 286,002. XM finished the third quarter 2006 with a total of 7,185,873 subscribers, representing a 43 percent increase over the 5,034,642 subscribers at the end of the third quarter 2005.

For the third quarter of 2006, XM’s subscriber acquisition cost (SAC), a component of cost per gross addition (CPGA) was $60 compared to $53 in the third quarter of 2005. CPGA was $93 compared to $89 in the third quarter of 2005.

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XM Year-End 2006 Guidance

XM projects that it will end the year with total subscribers of between 7.7 million and 7.9 million, which is within the previously announced guidance range. XM expects to achieve positive cash flow from operations for the fourth quarter 2006. Consistent with the above range of subscribers, 2006 subscription revenue is expected to be in the $810 million to $815 million range and adjusted EBITDA Loss is expected to be in the $205 million to $215 million range. XM will provide 2007 guidance, including subscribers, subscription revenues, EBITDA and cash flows, when it provides full year 2006 results.

XM Expands Leadership in the Automotive Market

XM has expanded its position as the leading provider of satellite radio for the automobile industry with several recent agreements and milestones:

•	Porsche selected XM to be its exclusive satellite radio provider for the U.S. market under a new, long-term agreement.

•	Acura announced it will expand the availability of factory-installed XM radios throughout its entire 2007 model year line, making XM standard equipment on all Acura models.

•	Acura and XM unveiled the first satellite radio service program for Certified Pre-Owned (CPO) vehicles, providing introductory XM service on CPO Acura models with factory-installed XM radios.

•	The first Lexus vehicles with standard, factory-installed XM radios and the XM NavTraffic service arrived at dealerships nationwide.

•	Hyundai produced its first vehicles with standard, factory-installed XM, marking the beginning of Hyundai’s aggressive rollout of XM Radio as a standard feature in all audio systems of its U.S. vehicles.

•	General Motors reduced the option price of factory-installed XM Satellite Radio by 39 percent to $199 from $325.

Oprah Winfrey Premieres XM Satellite Radio Channel “Oprah & Friends”

Oprah Winfrey premiered her exclusive XM channel Oprah & Friends (XM Channel 156) on September 25. The debut generated enormous media attention nationwide, including extensive coverage on Winfrey’s top-rated TV program. Oprah & Friends recently added a new show, “Talk to Me with Oprah Winfrey,” a weekly call-in program hosted by Oprah, providing fans a direct way to call Oprah to share stories and ask questions. In terms of advertising, Oprah & Friends is the most successful channel launch in XM’s history, attracting 13 first-time XM advertisers, including leading brands such as Acuvue, Dove, GE, JC Penney, Jenny Craig, Kleenex, SlimFast, and Target.

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XM Rolls Out Fall Marketing Campaign

XM hired a new advertising agency for creative, Lowe New York, which rolled out its first ad campaign for the company across network and cable television, print, interactive, direct marketing, retail and automotive channels in October. The “On” campaign has won high praise from the leading ad trade magazine Adweek, which said “in terms of showcasing XM’s range, possibility, and suggesting the idea of sheer simplicity, it can’t be beat.” The new TV commercials are available for viewing at http://www.xmradio.com/on

New Executives Join XM Senior Management Team

During the third quarter, Nate Davis, XM’s recently appointed President and Chief Operating Officer, continued to augment XM’s senior management team by making a number of key executive appointments. Vernon Irvin, a former Executive Vice President and General Manager for VeriSign, was appointed Chief Marketing Officer for XM. Irvin will oversee media and brand marketing, retail, direct and partnership marketing and broader marketing operations. He is joined by Joe Zarella, a newly appointed Executive Vice President of business operations, and Blair Kutrow, Senior Vice President for XM product development.

XM-4 Satellite Successfully Launched

XM’s fourth satellite, XM-4, was successfully launched into geosynchronous transfer orbit on October 30. The satellite’s design-life requirement is 15 years and the accurate insertion into transfer orbit makes additional fuel available for potentially exceeding this requirement. Following positioning in geostationary orbit, the satellite will undergo extensive in-orbit testing prior to being placed into commercial service in mid-December. Named “Blues,” the XM-4 satellite joins the previously launched satellites XM-1 (“Rock”), XM-2 (“Roll”), and XM-3 (“Rhythm”).

Cingular and Alltel Introduce XM Radio for Wireless Phone Customers

Starting today, Cingular Wireless, the nation’s largest wireless carrier, and XM launch a partnership to stream 25 XM music channels to Cingular handsets. Cingular customers can now listen to a variety of XM’s commercial-free music channels for $8.99 per month. Customers can view the song title, artist and album while listening to XM on compatible phones. The agreement follows the August announcement that Alltel Wireless would offer access to XM programming via their wireless phones.

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About XM Satellite Radio

XM is America’s number one satellite radio service with more than 7 million subscribers. XM broadcasts live daily from studios in Washington, DC, New York City, Chicago, the Country Music Hall of Fame in Nashville, Toronto and Montreal. XM’s 2006 lineup includes more than 170 digital channels of choice from coast to coast: commercial-free music channels, sports, talk, comedy, children’s and entertainment programming; and the most advanced traffic and weather information.

XM, the leader in satellite-delivered entertainment and data services for the automobile market through partnerships with General Motors, Honda, Toyota, Hyundai, Nissan, Porsche, Suzuki, and Subaru, is available in 140 different vehicle models for 2006. XM’s industry-leading products are available at consumer electronics retailers nationwide. For more information about XM hardware, programming and partnerships, please visit http://www.xmradio.com.

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Factors that could cause actual results to differ materially from those in the forward-looking statements in this press release include demand for XM Satellite Radio’s service, the Company’s dependence on technology and third party vendors, its potential need for additional financing, as well as other risks described in XM Satellite Radio Holdings Inc.’s Form 10-K filed with the Securities and Exchange Commission on 3-3-06. Copies of the filing are available upon request from XM Radio’s Investor Relations Department.

XM SATELLITE RADIO HOLDINGS INC.

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except share and per share data)	2006	2005	2006	2005
Revenue:
Subscription	$214,817	$140,001	$605,084	$346,361
Activation	4,213	2,650	11,733	6,987
Merchandise	3,164	2,640	11,644	9,555
Net ad sales	8,786	5,332	24,285	12,820
Other	9,464	2,489	23,549	5,408

Total revenue	240,444	153,112	676,295	381,131

Operating expenses:
Cost of revenue (excludes depreciation & amortization, shown below):
Revenue share & royalties	33,406	25,788	105,605	65,985
Customer care & billing operations (1)	27,171	17,794	76,021	51,662
Cost of merchandise	10,177	7,857	28,424	18,440
Ad sales (1)	3,378	2,547	11,193	6,414
Satellite & terrestrial (1)	11,670	11,813	36,290	31,003
Broadcast & operations:
Broadcast (1)	6,158	4,274	17,180	11,903
Operations (1)	7,827	6,498	25,519	17,608

Total broadcast & operations	13,985	10,772	42,699	29,511
Programming & content (1)	38,873	28,388	118,769	70,457

Total cost of revenue	138,660	104,959	419,001	273,472

Research & development (excludes depreciation and amortization, shown below) (1)	8,849	7,885	28,348	20,970
General & administrative (excludes depreciation and amortization, shown below) (1)	21,997	12,534	58,299	30,651
Marketing (excludes depreciation and amortization, shown below):
Retention & support (1)	7,288	6,092	22,778	15,691
Subsidies & distribution	47,279	54,241	168,137	150,867
Advertising & marketing	27,518	29,581	94,851	96,609

Marketing	82,085	89,914	285,766	263,167
Amortization of GM liability	6,504	9,313	23,256	27,938

Total marketing	88,589	99,227	309,022	291,105

Depreciation & amortization	43,109	38,040	124,837	106,841

Total operating expenses (1)	301,204	262,645	939,507	723,039

Operating loss	(60,760)	(109,533)	(263,212)	(341,908)

Other income (expense):
Interest income	5,216	7,266	18,165	16,368
Interest expense	(23,794)	(26,733)	(86,346)	(71,234)
Loss from de-leveraging transactions	(21)	(2,207)	(100,746)	(2,207)
Loss from impairment of investments	—	—	(18,926)	—
Equity in net loss of affiliates	(4,853)	—	(17,943)	—
Other income (expense)	1,187	(83)	5,609	2,328

Net loss before income taxes	(83,025)	(131,290)	(463,399)	(396,653)

Benefit from (provision for) deferred income taxes	(794)	(579)	1,251	(1,737)

Net loss	(83,819)	(131,869)	(462,148)	(398,390)

8.25% Series B and C preferred stock dividend requirement	(1,634)	(2,149)	(5,597)	(6,448)
8.25% Series B preferred stock retirement loss	—	—	(755)	—

Net loss attributable to common stockholders	$(85,453)	$(134,018)	$(468,500)	$(404,838)

Net loss per common share - basic and diluted	$(0.32)	$(0.60)	$(1.78)	$(1.88)

Weighted average shares used in computing net loss per common share - basic and diluted	268,363,377	221,949,069	262,740,383	215,484,949

Reconciliation of Net loss to Adjusted EBITDA:
Net loss as reported	$(83,819)	$(131,869)	$(462,148)	$(398,390)
Add back non-EBITDA items included in net loss:
Interest income	(5,216)	(7,266)	(18,165)	(16,368)
Interest expense	23,794	26,733	86,346	71,234
Depreciation & amortization	43,109	38,040	124,837	106,841
(Benefit from) provision for deferred income taxes	794	579	(1,251)	1,737

EBITDA	(21,338)	(73,783)	(270,381)	(234,946)
Add back EBITDA items not included in Adjusted EBITDA:
Loss from de-leveraging transactions	21	2,207	100,746	2,207
Loss from impairment of investments	—	—	18,926	—
Equity in net loss of affiliates	4,853	—	17,943	—
Other (income) expense	(1,187)	83	(5,609)	(2,328)
Stock-based compensation (1)	16,047	1,921	42,022	4,224

Adjusted EBITDA (2)	$(1,604)	$(69,572)	$(96,353)	$(230,843)

________ Footnotes: (1) These captions include non-cash stock-based compensation expense as follows:

Customer care & billing operations	$369	$15	$723	$30
Ad sales	579	76	1,527	158
Satellite & terrestrial	667	104	1,639	189
Broadcast	691	78	1,749	162
Operations	570	31	1,572	65
Programming & content	2,644	311	6,662	654
Research & development	2,161	319	5,398	710
General & administrative	6,337	486	17,414	1,295
Retention & support	2,029	501	5,338	961

Total stock-based compensation	$16,047	$1,921	$42,022	$4,224

(2)    Net loss before interest income, interest expense, income taxes, depreciation and amortization is commonly referred to in our business as “EBITDA.” Adjusted EBITDA is defined as EBITDA excluding loss from de-leveraging transactions, loss from impairment of investments, equity in net loss of affiliates, other income (expense) and stock-based compensation. We believe that Adjusted EBITDA, as opposed to EBITDA, provides a better measure of our core business operating results and improves comparability. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in statement of operations. We believe Adjusted EBITDA is a useful measure of our operating performance and is a significant basis used by our management to measure the operating performance of our business. While depreciation, amortization and stock-based compensation are considered operating costs under United States generally accepted accounting principles, these expenses primarily represent non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods and non-cash employee compensation. Adjusted EBITDA is a calculation used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performances and value of similar companies in our industry, although our measure of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under United States generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance. An alternative method of calculating the same non-GAAP measure is shown below and we refer to this calculation as Adjusted operating loss. Effective for the three months ended March 31, 2007, we will consolidate our disclosures to present Adjusted operating loss as our only non-GAAP measure and eliminate the use of EBITDA and Adjusted EBITDA.

Reconciliation of Operating loss to Adjusted operating loss:
Operating loss as reported	$(60,760)	$(109,533)	$(263,212)	$(341,908)
Add back items included in Operating loss not included in Adjusted operating loss:
Depreciation & amortization	43,109	38,040	124,837	106,841
Stock-based compensation (1)	16,047	1,921	42,022	4,224

Adjusted operating loss	$(1,604)	$(69,572)	$(96,353)	$(230,843)

XM SATELLITE RADIO HOLDINGS INC.

SELECTED FINANCIAL AND OPERATING METRICS

	As of
	September 30, 2006	December 31, 2005
	(Unaudited)
SELECTED BALANCE SHEET DATA
Cash and cash equivalents	$285,339	$710,991
Restricted investments	2,674	5,438
System under construction	332,418	216,527
Property and equipment, net	620,851	673,672
DARS license	141,388	141,276
Investments	147,603	187,403
Total assets	2,026,790	2,223,661
Total subscriber deferred revenue	391,079	360,638
Long-term debt, net of current portion	1,342,645	1,035,584
Total liabilities	2,279,973	2,142,713
Stockholders’ equity (deficit)	(253,183)	80,948

	Three months ended September 30,
	2006	2005
SELECTED OPERATING METRICS (Unaudited)
Subscriber Data:
OEM and Rental Car Company Gross Subscriber Additions	552,507	549,045
Aftermarket and Data Gross Subscriber Additions	315,500	440,000

Total Gross Subscriber Additions (1)	868,007	989,045

OEM and Rental Car Company Net Subscriber Additions	217,291	311,868
Aftermarket and Data Net Subscriber Additions	68,711	305,284

Total Net Subscriber Additions (2)	286,002	617,152

Conversion Rate (3)	52.2%	56.1%
Churn Rate (4)	1.82%	1.40%

Aftermarket Subscribers	4,111,234	2,818,568
OEM Subscribers	2,409,623	1,549,377
Subscribers in OEM Promotional Periods	613,854	624,580
XM Activated Vehicles with Rental Car Companies	20,515	42,117
Data Services Subscribers	30,647	—

Total Ending Subscribers (5)	7,185,873	5,034,642

Percentage of Ending Subscribers on Annual and Multi-Year Plans (6)	43.0%	40.7%
Percentage of Ending Subscribers on Family Plans (6)	21.2%	16.5%

Revenue Data (monthly average):
Subscription Revenue per Aftermarket, OEM & Other Subscriber	$10.45	$10.36
Subscription Revenue per Subscriber in OEM Promotional Periods	$6.15	$5.99
Subscription Revenue per XM Activated Vehicle with Rental Car Companies	$4.67	$10.25
Subscription Revenue per Subscriber of Data Services	$31.89	$—

Average Monthly Subscription Revenue per Subscriber (“ARPU”) (7)	$10.15	$9.78
Net Ad Sales Revenue per Subscriber (8)	$0.41	$0.37
Activation, Equipment and Other Revenue per Subscriber	$0.80	$0.54

Total Revenue per Subscriber	$11.36	$10.69
Expense Data:
Subscriber Acquisition Costs (“SAC”) (9)	$60	$53
Cost Per Gross Addition (“CPGA”) (10)	$93	$89

Footnotes:

(1)	Gross Subscriber Additions are paying subscribers newly activated in the reporting period. OEM subscribers include both newly activated promotional and non-promotional subscribers.
(2)	Net Subscriber Additions represent the total net incremental paying subscribers added during the period (Gross Subscribers Additions less Disconnects).
(3)	We measure the success of our OEM promotional programs based on the percentage of promotional subscribers that elect to receive the XM service and convert to self-paying subscribers after the initial promotion period. We refer to this as the “conversion rate.” We measure conversion rate three months after the period in which the trial service ends.
(4)	Churn Rate represents the percentage of self-paying Aftermarket, OEM & Other Subscribers who discontinued service during the period divided by the monthly weighted average ending subscribers. Churn Rate does not include OEM promotional period deactivations or deactivations resulting from the change-out of XM-enabled rental car activity.
(5)	Subscribers are those who are receiving and have agreed to pay for our service, either by credit card or by invoice, including those who are currently in promotional periods paid in part by vehicle manufacturers, as well as XM activated radios in vehicles for which we have a contractual right to receive payment for the use of our service. Radios that are revenue generating are counted individually as subscribers. Aftermarket subscribers consist primarily of subscribers who purchased their radio at retail outlets, distributors, or through XM’s direct sales efforts. OEM subscribers are self-paying subscribers whose XM radio was installed by an OEM and are not currently in OEM promotional programs. OEM promotional subscribers are subscribers who have either a portion or their entire subscription fee paid for by an OEM for a fixed period following the initial purchase or lease of the vehicle. Currently, at the time of sale, vehicle owners generally receive a three month prepaid trial subscription. XM generally receives two months of the three month trial subscription from the vehicle manufacturer. Promotional periods generally include the period of trial service plus 30 days to handle the receipt and processing of payments. The automated activation program provides activated XM radios on dealer lots for test drives. GM and Honda generally indicate the inclusion of three months free of XM service on the window sticker of XM-enabled vehicles. XM, historically and including the 2006 model year, receives a negotiated rate for providing audio service to rental car companies. Beginning with the 2007 model year, XM has entered into marketing arrangements which govern the rate which XM receives for providing audio service. Data services subscribers are those subscribers that are receiving services that include stand-alone XM WX Satellite Weather service and stand-alone XM Radio Online service. Stand-alone XM WX Satellite Weather service packages range in price from $29.99 to $99.99 per month. Stand-alone XM Radio Online service is $7.99 per month.
(6)	XM receives a range of $9.99 - $11.87 per month for annual and multi-year plans and $6.99 per month for a family plan.
(7)	Subscription Revenue includes monthly subscription revenues for our satellite audio service and data services, net of any promotions or discounts.
(8)	Net Ad Sales Revenue includes sales of advertisements and program sponsorships on the XM system, net of agency commissions.
(9)	SAC is a subset of total CPGA and includes radio manufacturer subsidies, certain sales, activation and installation commissions, and hardware-related promotions. These costs are reported in subsidies & distribution. SAC also includes the negative margin on equipment sales. These expenses are divided by the appropriate per unit gross additions, or units manufactured.
(10)	CPGA includes all costs in SAC, as well as advertising and marketing expenses, divided by gross additions for the period.